EX-99.B-77C

SUB-ITEM 77C: Submission of matters to a vote of security holders

SHAREHOLDER MEETING RESULTS

On December 12, 2008, a special shareholder meeting (Meeting) for Waddell & Reed Advisors Cash Management, Inc. (Fund) was held at the offices of Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas, 66202. The Meeting was held for the following purpose (and with the following results):

Proposal 1: To elect thirteen Directors for the Fund.

Michael L. Avery
For	Against
828,834,603.745	31,172,054.832

Jarold W. Boettcher
For	Against
826,606,693.178	33,399,965.399

James M. Concannon
For	Against
828,808,252.286	31,198,406.291

John A. Dillingham
For	Against
825,638,114.006	34,368,544.571

David P. Gardner
For	Against
825,770,634.907	34,236,023.670

Joseph Harroz, Jr.
For	Against
827,699,945.680	32,306,712.897

John F. Hayes
For	Against
824,996,615.301	35,010,043.276

Robert L. Hechler
For	Against
815,978,736.313	44,027,922.264

Albert W. Herman
For	Against
826,291,518.996	33,715,139.581

Henry J. Herrmann
For	Against
828,644,378.826	31,362,279.751

Glendon E. Johnson, Sr.
For	Against
825,839,247.148	34,167,411.429

Frank J. Ross, Jr.
For	Against
827,783,305.610	32,223,352.967

Eleanor B. Schwartz
For	Against
825,692,687.943	34,313,970.634

Proposal 2: To approve for the Fund a proposed Agreement and Plan of Reorganization and Termination, pursuant to which the Fund would be reorganized into a corresponding series of a newly established Delaware statutory trust, to be named Waddell & Reed Advisors Funds.

For	Against	Abstain
786,291,820.236	26,411,734.385	31,627,439.676